                                                               November 12, 1998

Koo Koo Roo Enterprises, Inc.
18831 Von Karman Avenue
Irvine, California 92612

                       Re: Koo Koo Roo Enterprises, Inc.
                           Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as special counsel to Koo Koo Roo Enterprises, Inc., a Delaware corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission (the "Commission"), of its Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering (i) up to 20,787,448 shares (the "1998 Shares") of Common Stock, par value $.01 per share, of the Company ("Common Stock"), to be issued by the Company upon exercise of options granted under the Koo Koo Roo Enterprises, Inc. 1998 Stock Incentive Plan (the "1998 Plan"), (ii) up to 987,089 shares (the "1994 Shares") of Common Stock to be issued by the Company upon exercise of options granted under the Family Restaurants, Inc. 1994 Incentive Stock Option Plan (the "1994 Plan"), (iii) up to 734,216 shares (the "KKR 1997 Shares") of Common Stock to be issued by the Company upon exercise of options granted under the 1997 Stock Option Plan for Restaurant Employees and Management of Koo Koo Roo, Inc. (the "KKR 1997 Plan"),
(iv) up to 4,234,168 shares (the "KKR Awards Shares") of Common Stock to be issued
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Koo Koo Roo Enterprises, Inc.
November 12, 1998
Page 2

upon exercise of options granted under the Koo Koo Roo, Inc. Stock Awards Plan, as amended (the "KKR Awards Plan"), (v) up to 75,000 shares (the "May 19, 1997 Plan One Shares") of Common Stock to be issued by the Company upon exercise of options granted under the Nonqualified Stock Option Agreement dated May 19,1997 (the "May 19, 1997 Plan One"), (vi) up to 100,000 shares (the "May 19, 1997 Plan Two Shares") of Common Stock to be issued by the Company upon exercise of options granted under the Nonqualified Stock Option Agreement dated May 19, 1997 (the "May 19, 1997 Plan Two"), (vii) up to 100,000 shares (the "May 19, 1997 Plan Three Shares") of Common Stock to be issued by the Company upon exercise of options granted under the Nonqualified Stock Option Agreement dated May 19, 1997 (the May 19, 1997 Plan Three"), (viii) up to 100,000 shares (the "James Smith Shares") of Common Stock to be issued by the Company upon exercise of options granted under the Nonqualified Stock Option Agreement for James Smith (the "James Smith Plan"), (ix) up to 40,000 shares (the "May 19, 1997 Plan Four Shares") of Common Stock to be issued by the Company upon exercise of options granted under the Nonqualified Stock Option Agreement dated May 19, 1997 (the "May 19, 1997 Plan Four"), and (x) up to 20,000 shares (the "Anne Ehringer Shares" and together with the 1998 Shares, the 1994 Shares, the KKR 1997 Shares, the KKR Awards Shares, the May 19, 1997 Plan One Shares, the May 19, 1997 Plan Two Shares, the May 19, 1997 Plan Three Shares, the James Smith Shares, and the May 19, 1997 Plan Four Shares, the "Shares") of Common Stock to be issued by the Company upon exercise of options granted under the Koo Koo Roo Enterprises, Inc. Nonqualified Stock Option Agreement for Anne Ehringer, as amended (the "Anne Ehringer Plan" and together with the 1998 Plan, the 1994 Plan, the KKR 1997 Plan, the KKR Awards Plan, May 19, 1997 Plan One, May 19, 1997 Plan Two, May 19, 1997 Plan Three, the James Smith Plan, and May 19, 1997 Plan Four, the "Plans").

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Plans, (ii) the Fifth Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company,
(iii) the Registration Statement, (iv) copies of certain resolutions of the Board of Directors of the Company relating to, among other things, the Plans, the Shares and the Registration Statement, (v) the form of certificate representing the Shares and (vi) such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates
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Koo Koo Roo Enterprises, Inc.
November 12, 1998
Page 3


and records as we have considered necessary or appropriate as a basis for the opinions set forth herein.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed, certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute or will constitute valid and binding obligations of such parties. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

     Members of our firm are admitted to the Bar in the State of California and we express no opinion as to the laws of any other jurisdiction other than the Delaware General Corporation Law.

     Based upon and subject to the foregoing, and to the limitations, qualifications, exceptions and assumptions set forth herein, and assuming (i) the valid issuance of options pursuant to the Plan, (ii) the conformity of the certificates representing the Shares to the form thereof examined by us and
(iii) the due execution and countersignature of such certificates, we are of the opinion that, upon the issuance and sale of Shares upon the exercise of the options granted pursuant to the Plans, and receipt by the Company of the exercise price of such options, in the manner contemplated by the Plans and the Registration Statement, and subject to the Company completing all actions and proceedings required on its part to be taken prior to the issuance of the Shares pursuant to the terms of the Plans, the Shares will be validly issued, fully paid and nonassessable.
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Koo Koo Roo Enterprises, Inc.
November 12, 1998
Page 4

        This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and, except as set forth in the next sentence, is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without our prior express written consent. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.


                                Very truly yours,

                                /s/ Skadden, Arps, Slate, Meagher & Flom LLP